Exhibit 99.1

›	PerkinElmer, Inc.
940 Winter Street
Waltham, MA 02451 USA
Phone: 781-663-6900
Fax: 781-663-5985
www.perkinelmer.com

FOR IMMEDIATE RELEASE

December 19, 2007

PERKINELMER TO EXPAND NEWBORN HEALTH THROUGH

ACQUISITION OF PEDIATRIX’S METABOLIC SCREENING LABORATORY

Adds Full-Service Laboratory Capabilities to Neonatal Screening Solutions

WALTHAM, Mass. – PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences, today announced the signing of a definitive agreement with Pediatrix Medical Group, Inc. (NYSE: PDX) under which PerkinElmer will acquire the newborn metabolic screening business of Pediatrix in a cash transaction. The acquisition is expected to have no material effect on PerkinElmer’s adjusted earnings per share in 2008 and be slightly accretive in 2009.

Under the terms of the agreement, PerkinElmer will acquire Pediatrix’s metabolic screening laboratory and its StepOne® newborn screening product that is capable of analyzing more than 50 inherited disorders in newborns. Currently, Pediatrix’s screening laboratory provides neonatal screening and consultative services to hospitals, medical groups, and the states of Maryland, Mississippi, Louisiana, Nebraska and Pennsylvania, as well as the District of Columbia. Since its founding in 1994, the laboratory has screened more than three million babies, and is anticipated to generate revenues of approximately $15 million in 2007.

“This announcement builds on our strategy to expand the capabilities of our Genetic Screening business to protect the health of mothers and babies from pregnancy to birth and beyond,” said Gregory L. Summe, Chairman and Chief Executive Officer of PerkinElmer. The Company recently completed the acquisition of ViaCell, Inc., providing it with ViaCord®, a leading cord blood preservation service. Summe continued, “PerkinElmer is building an enhanced capability to deliver a growing portfolio of world-class neonatal and prenatal/maternal health solutions to consumers through their healthcare professionals.”

“This acquisition would expand PerkinElmer’s capabilities to supply state laboratories with the most comprehensive newborn screening solutions available,” said Robert F. Friel, President and Chief Operating Officer, PerkinElmer. “Adding laboratory capabilities should strengthen the partnership with our existing customers by enabling us to offer supplemental screening services for disorders beyond those currently mandated by state and federal governments. In addition, we would be able to provide our customers with supplemental support services, such as potential back-up screening capabilities in the event of emergencies.”

PerkinElmer and Pediatrix Medical Group intend to collaborate on future research to identify possible applications for tandem mass spectrometry technology in prenatal and neonatal testing and diagnostics that might improve patient care. Pediatrix Medical Group will continue to operate its separate, internally developed newborn hearing screen program, a hospital-based service that screens for possible hearing loss, usually prior to a newborn’s discharge.

The transaction is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act, and is expected to close in the first quarter of 2008.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our genetic screening business. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) our failure to comply with health care industry regulations; (11) economic, political and other risks associated with foreign operations; (12) our ability to retain key personnel; (13) restrictions in our credit agreements; (14) our ability to realize the full value of our intangible assets; and (15) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.55 billion in 2006, has 8,500 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information regarding PerkinElmer, please contact:

Investor Contact:	Media Contact:

Michael A. Lawless	Kevin J. Lorenc
PerkinElmer, Inc.	PerkinElmer, Inc.
(781) 663-5659	(781) 663-5701